Exhibit 99.1
Perspecta announces financial results for first quarter of fiscal year 2021
•Revenue of $1.11 billion
•Diluted loss per share of $0.02; adjusted diluted earnings per share of $0.47
•Operating cash flow of $132 million
•Bookings of $1.2 billion (book-to-bill ratio of 1.1x; trailing-twelve-month book-to-bill ratio of 1.4x)
•Reaffirming fiscal year 2021 guidance

Chantilly, Va., August 6, 2020 - Perspecta Inc. (NYSE:PRSP), a leading U.S. government services provider, today announced financial results for the first quarter of fiscal year 2021, which ended July 3, 2020.
“We are off to a solid start this fiscal year and our first quarter results continue to demonstrate solid execution across the enterprise, delivering on our revenue, adjusted diluted earnings per share and free cash flow conversion expectations,” said Mac Curtis, chairman and chief executive officer of Perspecta. “I am pleased with both our operational performance and business development efforts during these challenging market conditions. Additionally, our new business wins build on the positive momentum in both of our segments and we remain dedicated to meeting our customers’ needs and generating value for all our stakeholders.”
Summary operating results (unaudited)

	Fiscal Quarters Ended
(in millions, except margin and per share amounts)	July 3, 2020	June 30, 2019
Revenue	$1,108	$1,107
Income before taxes	$3	$42
Operating margin	0.3%	3.8%
Net (loss) income	$(3)	$31
Diluted (loss) earnings per share (EPS)	$(0.02)	$0.19

Non-GAAP Measures*:
Adjusted Net Income	$76	$85
Adjusted EBITDA	$167	$204
Adjusted EBITDA Margin	15.1%	18.4%
Adjusted Diluted EPS	$0.47	$0.52

* Adjusted Net Income, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted EPS are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. See Selected Financial Data and Reconciliation of Non-GAAP Financial Measures at the end of this press release for more information.

The tables in Selected Financial Data and Reconciliation of Non-GAAP Financial Measures at the end of this press release provide all appropriate reconciliations from adjusted results to GAAP.
Revenue for the quarter was $1.11 billion, up slightly compared to the first quarter of fiscal year 2020, and up 1% compared to the fourth quarter of fiscal year 2020. The sequential increase in revenue was primarily driven by contract growth and the in-quarter acquisition of DHPC Technologies, Inc., and was partially offset by the COVID-19 impact of approximately $23 million.
Income before taxes for the first quarter of fiscal year 2021 was $3 million, which was down 93% compared to the first quarter of fiscal year 2020. Operating margin decreased from 3.8% to 0.3% year-over-year. Net loss was $3 million, or a loss of $0.02 per diluted share.
Adjusted net income was $76 million for the first quarter of fiscal year 2021, down 11% year-over-year. Adjusted EBITDA was $167 million for the first quarter of fiscal year 2021, down 18% compared to adjusted EBITDA for the first quarter of fiscal year 2020; adjusted EBITDA margin decreased from 18.4% to 15.1% over the same period. The year-over-year decrease in profitability was primarily due to lower asset intensity, an increased mix of cost-reimbursable programs and an $8 million COVID-19 impact. Adjusted diluted EPS for the first quarter of fiscal year 2021 was $0.47, down 10% compared to adjusted diluted EPS for the first quarter of fiscal year 2020.
Segment operating results (unaudited)
For the fiscal quarter ended July 3, 2020, Defense and Intelligence segment revenue of $776 million increased by 3% compared to the first quarter of fiscal year 2020, primarily due to new business wins and growth on existing programs. Civilian and Health Care segment revenue of $332 million decreased by 6% compared to the segment’s revenue from the comparable period of the prior year due to NASA Agency Consolidated End-User Services and other program wind downs.
Defense and Intelligence adjusted segment profit margin for the first quarter of fiscal year 2021 decreased to 12.6% from 15.7% in the first quarter of fiscal year 2020. Civilian and Health Care adjusted segment profit margin for the first quarter of fiscal year 2021 improved to 10.2% from 9.3% in the first quarter of fiscal year 2020. Total adjusted segment profit for the first quarter of fiscal year 2021 decreased to $132 million from $151 million in the first quarter of fiscal year 2020.
Cash management and capital deployment
Perspecta generated $132 million of net cash provided by operating activities in the first quarter of fiscal year 2021. Quarterly adjusted free cash flow was $102 million, or 134% of adjusted net income. During the first quarter of fiscal year 2021, Perspecta used $26 million to make permanent debt repayments, used $50 million to repay revolver borrowings and returned $10 million to shareholders in the form of its regular quarterly cash dividend program.

At quarter end, Perspecta had $122 million in cash and cash equivalents, $750 million of undrawn capacity in its revolving credit facility, and $2.5 billion in total debt, including $229 million in finance lease obligations. On August 5, 2020, the Perspecta Board of Directors declared that Perspecta will pay a cash dividend of $0.07 per share on October 15, 2020 to Perspecta shareholders of record at the close of business on August 26, 2020.
Contract awards
Contract awards (bookings) totaled $1.2 billion in the first quarter of fiscal year 2021, representing a book-to-bill ratio of 1.1x. Included in the quarterly bookings were several particularly important single-award prime contracts:
•U.S. Army Training and Doctrine Command Army Training Information System (ATIS) contract: Perspecta was awarded an Other Transaction Agreement from the U.S. Army Training and Doctrine Command to deliver Phase II of the ATIS program including the development, integration, delivery, operation and maintenance of an enterprise capability for Army training and education information. The Perspecta solution will consolidate 28 legacy systems, implement proven processes and migrate data into a single-entry, integrated, cloud-based system. This will provide the Army with a real-time understanding of combat readiness with reduced cost and complexity. The four-year fixed-price program, which represents new work for Perspecta, has a ceiling value of $237 million.
•Received multiple awards on classified systems engineering and integration programs in our Defense and Intelligence segment: Perspecta will provide support to various U.S. government customers. The total potential contract value of these awards is $370 million with a period of performance of up to eight years.
•U.S. Department of Homeland Security (DHS) new Data Center Two (DC2) Support Services contract: Perspecta will provide DHS headquarters and all authorized components with full scope managed services including baseline data center hosting and engineering services, as well as application and system migration, planning and execution support. The indefinite delivery / indefinite quantity fixed-price contract has a two-year base with two six-month option periods and a ceiling value of $112 million.
•Defense Advanced Research Projects Agency (DARPA) Fast Network Interface Cards (FastNICs) program: DARPA awarded Perspecta Labs a contract on the FastNICs program, with an objective of speeding up complex computing applications, such as the distributed training of machine learning classifiers and video analysis applications, by 100x through the development, implementation, integration and validation of innovative networking approaches. Perspecta Labs will research, design, develop and demonstrate new network interface hardware that operates at a 10-terabits-per-second speed, and the associated system and programming software to manage and utilize the new hardware. The award, which represents new work for the company, has a total ceiling value of $37 million and a four-year period of performance if all options are exercised.
Perspecta’s backlog of signed business orders at the end of the first quarter of fiscal year 2021 was $13.5 billion; funded backlog at the end of the first quarter was $1.9 billion.
Forward guidance
The table below provides fiscal year 2021 guidance ranges for revenue, adjusted EBITDA margin, adjusted diluted EPS, and adjusted free cash flow conversion (as a percentage of adjusted net income). The table below provides information about the estimated financial impact of the network component of the existing U.S. Navy Next Generation Enterprise Network contract (NGEN SMIT), for which we are under contract through December 31, 2020. All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets; stock-based compensation expenses; restructuring, separation, transaction and integration-related costs; mark-to-market changes associated with pension and other post-retirement benefit plans; and other non-recurring items. Perspecta is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant effect on future GAAP results.

Measure	Fiscal Year 2021	NGEN SMIT Information
	Guidance	Estimated NGEN SMIT Impact	Perspecta excluding Estimated NGEN SMIT Impact
Revenue (millions)	$4,260 - $4,410	~ $600	~ $3,660 - $3,810
Adjusted EBITDA Margin	15.0% - 16.0%	~ 0.5%	~ 15.5% - 16.5%
Adjusted Diluted EPS	$1.90 - $2.03	~ $0.30	~ $1.60 - $1.73
Adjusted Free Cash Flow Conversion	100+%	~ 100%	~ 100+%

John Kavanaugh, chief financial officer of Perspecta, commented, “We are pleased to begin FY21 with strong results. We remain dedicated to delivering a consistent track record of execution. Our first quarter performance reinforces our efforts of continuing to deliver on our commitments.”
The fourth quarter of fiscal year 2020 marked the beginning of the COVID-19 pandemic in the United States, and the pandemic has continued through the first quarter of fiscal year 2021. Due to the mission-critical nature of the majority of our business, substantially all of the services we provide to our government customers have been considered essential services, which has allowed them to continue, and the company has maintained its workforce at near full capacity. For the fiscal quarter ended July 3, 2020, the overall impact of the COVID-19 pandemic on our results of operations was approximately $23 million lower revenue, $8 million lower adjusted EBITDA and a liquidity benefit due to a $20 million deferral of payroll tax payments afforded by the Coronavirus Aid, Relief and Economic Security Act. We continue to assess further possible implications to our business, supply chain and customers, and to take actions in an effort to mitigate adverse consequences. Our fiscal year 2021 guidance above accounts for a potential impact of the COVID-19 pandemic of approximately $75 million in revenue and $20 million in adjusted EBITDA.
Conference call
Perspecta executive management will hold a conference call on August 6, 2020, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and investors may participate on the conference call by dialing 888-348-3873 (domestic), 855-669-9657 (Canada), or 412-902-4234 (international). The conference call will be webcast simultaneously through a link on the Investor Relations section of the Perspecta website. A replay of the conference call will be available on the Investor Relations section of the Perspecta website approximately two hours after the conclusion of the call.
About Perspecta Inc.
At Perspecta, we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 280+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of nearly 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
Forward-looking statements
All statements and assumptions in this press release that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, statements with respect to our financial condition, results of operations, cash flows, business strategies, prospects, guidance, share repurchases, dividend payments, contract value, revenue acceleration, profitability and revenue generation. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) various risks related to health epidemics, pandemics and similar outbreaks, such as the COVID-19 pandemic, which may have material adverse effects on our business, financial position, results of operations and/or cash flows; (ii) any issue that compromises our relationships with the U.S. federal government, or any state or local governments, or damages our professional reputation; (iii) changes in the U.S. federal, state and local governments’ spending and mission priorities that shift expenditures away from agencies or programs that we support; (iv) any delay in completion of the U.S. federal government’s budget process; (v) failure to comply with numerous laws, regulations and rules, including regarding procurement, anti-bribery and organizational conflicts of interest; (vi) failure by us or our employees to obtain and maintain necessary security clearances or certifications; (vii) our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; (viii) our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; (ix) problems or delays in the development, delivery and transition of new products and services or the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; (x) failure of third parties to deliver on commitments under contracts with us; (xi) misconduct or other improper activities from our employees or subcontractors; (xii) delays, terminations, or cancellations of our major contract awards, including as a result of our competitors protesting such awards; (xiii) failure of our internal control over financial reporting to detect fraud or other issues; (xiv) failure or disruptions to our systems, due to cyber-attack, service interruptions or other security threats; (xv) failure to be awarded task orders under our indefinite delivery/indefinite quantity contracts; (xvi) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations in a manner adverse to us; and (xvii) uncertainty from the expected discontinuance of the London Interbank Offered Rate and transition to any other interest rate benchmark; as well as the matters described in the “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” sections of Perspecta’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as may be updated or supplemented in our Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect our results. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

CONTACTS
Investors:
Michael Pici
Vice President, Investor Relations
571-612-7065
michael.pici@perspecta.com

Media:
Lorraine M. Corcoran
Vice President, Corporate Communications
571-313-6054
lorraine.corcoran@perspecta.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Fiscal Quarters Ended
(in millions, except per share amounts)	July 3, 2020	June 30, 2019
Revenue	$1,108	$1,107

Costs of services	899	836
Selling, general and administrative	62	72
Depreciation and amortization	96	101
Restructuring costs	18	2
Separation, transaction and integration-related costs	15	19
Interest expense, net	30	35
Other (income) expense, net	(15)	—
Total costs and expenses	1,105	1,065

Income before taxes	3	42
Income tax expense	6	11
Net (loss) income	$(3)	$31

(Loss) earnings per common share:
Basic	$(0.02)	$0.19
Diluted	$(0.02)	$0.19

Selected Condensed Consolidated Balance Sheet Data
(preliminary and unaudited)

(in millions)	July 3, 2020	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$122	$147
Receivables, net of allowance for doubtful accounts of $1 and $1	566	513
Other receivables	33	45
Prepaid expenses	62	81
Other current assets	78	101
Total current assets	861	887
Property and equipment, net of accumulated depreciation of $220 and $193	299	307
Goodwill	2,701	2,671
Intangible assets, net of accumulated amortization of $566 and $515	1,149	1,193
Other assets	320	347
Total assets	$5,330	$5,405

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$89	$89
Current finance lease obligations	106	111
Current operating lease obligations	38	39
Accounts payable	158	218
Accrued payroll and related costs	174	142
Accrued expenses	459	385
Other current liabilities	85	73
Total current liabilities	1,109	1,057
Long-term debt, net of current maturities	2,213	2,283
Non-current finance lease obligations	123	136
Non-current operating lease obligations	126	129
Deferred tax liabilities	99	114
Other long-term liabilities	312	329
Total liabilities	3,982	4,048
Commitments and contingencies
Total shareholders' equity	1,348	1,357
Total liabilities and shareholders’ equity	$5,330	$5,405

Condensed Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Fiscal Quarters Ended
(in millions)	July 3, 2020	June 30, 2019
Cash flows from operating activities:
Net (loss) income	$(3)	$31
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	96	101
Share-based compensation	7	5
Deferred income taxes	(16)	(8)
Loss on sale or disposal of assets, net	7	8
Other non-cash charges, net	4	1
Changes in assets and liabilities, net of effects of acquisitions:
Receivables, net	(18)	55
Prepaid expenses and other current assets	24	31
Accounts payable, accrued expenses and other current liabilities	38	(26)
Deferred revenue and advanced contract payments	1	(13)
Income taxes payable and liability	(1)	—
Other assets and liabilities, net	(7)	—
Net cash provided by operating activities	132	185
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(53)	—
Proceeds from sale of assets	9	—
Purchases of property, equipment and software	(15)	(1)
Payments for outsourcing contract costs	—	(1)
Net cash used in investing activities	(59)	(2)
Cash flows from financing activities:
Principal payments on long-term debt	(26)	(22)
Payments on revolving credit facility	(50)	—
Payments on finance lease obligations	(28)	(35)
Repurchases of common stock	—	(15)
Repurchases of common stock to satisfy tax withholding obligations	(2)	—
Dividends paid	(10)	(8)
Net cash used in financing activities	(116)	(80)
Net change in cash and cash equivalents, including restricted	(43)	103
Cash and cash equivalents, including restricted, at beginning of period	221	99
Cash and cash equivalents, including restricted, at end of period	178	202
Less restricted cash and cash equivalents included in other current assets	56	23
Cash and cash equivalents at end of period	$122	$179

Selected Financial Data and Reconciliation of Non-GAAP Financial Measures
The following tables present selected financial data, including the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Perspecta management believes that these non-GAAP financial measures provide useful additional information to investors regarding Perspecta’s results of operations as they provide another measure of Perspecta’s profitability and ability to service its debt and are considered important to financial analysts covering Perspecta’s industry.
These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, diluted EPS or any other measure of financial performance reported in accordance with GAAP. Perspecta’s non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Perspecta’s performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Revenue Excluding NGEN SMIT (Unaudited)

	Fiscal Quarters Ended
(in millions)	July 3, 2020	June 30, 2019
Revenue	$1,108	$1,107
Less NGEN SMIT impact	214	197
Revenue excluding NGEN SMIT impact	$894	$910

Adjusted EBITDA, Net Income, and Diluted EPS (Unaudited)

Adjusted EBITDA excludes the following items: interest, income taxes, depreciation and amortization, restructuring, separation, transaction and integration-related costs, mark-to-market adjustments to the pension and other post-employment benefit programs, stock-based compensation, and other non-recurring items. There were no mark-to-market changes in either the current or year-ago quarterly periods. Adjusted net income and adjusted diluted EPS also exclude acquisition-related intangible amortization.

	Fiscal Quarters Ended
(in millions, except margin and per share amounts)	July 3, 2020	June 30, 2019
Net (loss) income	$(3)	$31
Income tax expense	6	11
Interest expense, net	30	35
Depreciation and amortization	96	101
EBITDA	129	178
Restructuring costs	18	2
Separation, transaction and integration-related costs	15	19
Share-based compensation	7	5
Other	(2)	—
Adjusted EBITDA	167	204
Adjusted EBITDA margin (a)	15.1%	18.4%
Adjusted EBITDA, excluding NGEN SMIT (b)	144	180
Adjusted EBITDA margin, excluding NGEN SMIT (b)	16.1%	19.8%
Depreciation and amortization	(96)	(101)
Amortization of acquired intangibles	61	48
Interest expense, net	(30)	(35)
Adjusted earnings before taxes	102	116
Income tax expense (c)	26	31
Adjusted net income	$76	$85
Adjusted diluted EPS (d)	$0.47	$0.52
Adjusted net income, excluding NGEN SMIT (e)	$60	$68
Adjusted diluted EPS, excluding NGEN SMIT (e)	$0.37	$0.42
Notes:
(a)	Adjusted EBITDA margin is calculated as the ratio of adjusted EBITDA to revenue for the fiscal quarters ended July 3, 2020 and June 30, 2019.
(b)	Excludes the impact of NGEN SMIT. Adjusted EBITDA, excluding NGEN SMIT is defined as revenue less cost of services, selling, general and administrative and excludes certain operating expenses managed at the corporate level. These unallocated costs include certain corporate function costs, share-based compensation expense, amortization of acquired intangible assets, impairment charges, certain nonrecoverable restructuring costs, separation, transaction and integration-relate costs, net periodic benefit cost and gain or loss on sale of assets. Adjusted EBITDA margin, excluding NGEN SMIT is calculated as the ratio of adjusted EBITDA, excluding NGEN SMIT to revenue excluding NGEN SMIT for the fiscal quarters ended July 3, 2020 and June 30, 2019.
(c)	Represents income tax expense utilizing an adjusted effective tax rate that adjusts for non-GAAP measures including: transaction costs, integration costs, and tax add backs for non-deductible prior-merger goodwill amortization. Adjusted effective tax rates were 25% for the fiscal quarter ended July 3, 2020, and 27% for the fiscal quarter ended June 30, 2019.
(d)	Represents adjusted net income divided by the weighted average common shares on a diluted basis of 161.70 million and 163.29 million for the fiscal quarters ended July 3, 2020 and June 30, 2019, respectively.
(e)	Excludes the impact of NGEN SMIT. Adjusted net income excluding NGEN SMIT is adjusted EBITDA, excluding NGEN SMIT less NGEN SMIT depreciation and imputed income tax at 25%. Adjusted diluted EPS, excluding NGEN SMIT is adjusted net income, excluding NGEN SMIT divided by the weighted-average common shares on a diluted basis of 161.70 million and 163.29 million for the fiscal quarters ended July 3, 2020 and June 30, 2019, respectively.

Adjusted Free Cash Flow (Unaudited)
Perspecta defines adjusted free cash flow as net cash provided by operating activities less purchases of property, equipment and software, and adjusted for certain items, such as (i) payments on finance lease obligations, (ii) business acquisitions, dispositions, and investments, (iii) restructuring payments, (iv) payments on separation, transaction and integration-related costs, (v) the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement, and (vi) other non-recurring payments.

	Fiscal Quarters Ended
(in millions)	July 3, 2020	June 30, 2019
Net cash provided by operating activities	$132	$185
Purchases of property, equipment and software	(15)	(1)
Payments on finance lease obligations	(28)	(35)
Payments on restructuring, separation, transaction and integration-related costs	13	12
Adjusted free cash flow	$102	$161

Segment Operating Results (Unaudited)
Perspecta delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments—Defense and Intelligence, which provides services to the U.S. Department of Defense (DoD), intelligence community, branches of the U.S. Armed Forces, and other DoD agencies; and Civilian and Health Care, which provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies. The following tables summarize reportable segment profit and reconciliation of reportable segment profit to income before taxes:

Selected Segment Measures (Unaudited)

	Fiscal Quarters Ended
	July 3, 2020			June 30, 2019
(in millions, except profit margin)	Defense and Intelligence	Civilian and Health Care	Total	Defense and Intelligence	Civilian and Health Care	Total
Revenue	$776	$332	$1,108	$752	$355	$1,107

Segment profit	$88	$31	$119	$118	$33	$151
Non-GAAP adjustments (a)	10	3	13	—	—	—
Adjusted segment profit (b)	$98	$34	$132	$118	$33	$151
Segment profit margin	11.3%	9.3%	10.7%	15.7%	9.3%	13.6%
Adjusted segment profit margin (b)	12.6%	10.2%	11.9%	15.7%	9.3%	13.6%

Notes:
(a)	Non-GAAP adjustments include non-operating net periodic pension benefit, and certain separation-related and other costs.
(b)	Adjusted results represent non-GAAP financial measures, and it should be considered in addition to, but not as substitute for, the information provided in accordance with GAAP.

Reconciliation of Reportable Segment Profit to Income Before Taxes (Unaudited)

	Fiscal Quarters Ended
(in millions)	July 3, 2020	June 30, 2019
Total profit for reportable segments	$119	$151
Not allocated to segments:
Share-based compensation	(7)	(5)
Amortization of acquired intangible assets	(61)	(48)
Restructuring costs	(18)	(2)
Separation, transaction and integration-related costs	(15)	(19)
Interest expense, net	(30)	(35)
Other income and expense, net	15	—
Income before taxes	$3	$42